Exhibit 99.2

Contact:

Investors:	Media:
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

For Immediate Release:

BioMarin Announces Pricing of $340 Million of Senior Subordinated Convertible Notes due 2018

and $340 Million of Senior Subordinated Convertible Notes due 2020

SAN RAFAEL, Calif., October 9, 2013 – BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) announced the pricing on October 8, 2013 of a total offering of $680 million of its senior subordinated convertible notes consisting of $340 million 0.75% Senior Subordinated Convertible Notes due 2018 (the “2018 Notes”) and $340 million 1.50% Senior Subordinated Convertible Notes due 2020 (the “2020 Notes” and together with the 2018 Notes, the “Notes”). The Notes will be issued at a price equal to 100% of the principal amount thereof. BioMarin intends to use the net proceeds from the offering for general corporate purposes, including working capital and research and development. In addition, BioMarin intends to use $27.03 million of the net proceeds of the offering for the payment of the cost of the capped call transactions described below. The offering of the Notes is expected to close on October 15, 2013, subject to the satisfaction of customary closing conditions.

BioMarin has granted the underwriters options to purchase up to an additional $70 million aggregate principal amount of the Notes. The Notes will be convertible, under certain circumstances, into cash, shares of BioMarin’s common stock or a combination thereof at BioMarin’s election. The initial conversion rate will be 10.6213 shares of common stock per $1,000 principal amount of Notes (representing an initial conversion price of approximately $94.15 per common share), subject to customary adjustments. The initial conversion rate represents approximately a 40% premium to the last reported sale price of the common stock on the NASDAQ Global Select Market on October 8, 2013. Interest on the Notes is payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2014. The 2018 Notes will mature on October 15, 2018 and the 2020 Notes will mature on October 15, 2020, in each case, unless earlier repurchased or converted in accordance with their terms. Prior to July 15, 2018, in the case of the 2018 Notes, and July 15, 2020, in the case of the 2020 Notes, the Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the applicable maturity date. BofA Merrill Lynch, Goldman, Sachs & Co., J.P. Morgan and Morgan Stanley are acting as joint book-running managers for this offering. Barclays is acting as co-manager.

In connection with the pricing of each of the 2018 Notes and the 2020 Notes, BioMarin entered into privately-negotiated capped call transactions with respect to 50% of the principal amount of the 2018

Notes and 50% of the principal amount of the 2020 Notes with one or more of the underwriters or their affiliates or persons unrelated to this offering (the “hedge counterparties”). The capped call transactions are generally expected to reduce potential dilution to BioMarin’s common stock upon conversion of the relevant Notes in excess of the principal amount of such converted Notes. The cap price of the capped call transactions entered into with respect to 50% of the principal amount of each of the 2018 Notes and the 2020 Notes will initially be, in each case, approximately $121.05, which represents a premium of approximately 80% over the NASDAQ closing price on October 8, 2013 and is subject to certain adjustments under the terms of such capped call transactions. If the underwriters exercise their option to purchase additional Notes, BioMarin intends to enter into additional capped call transactions with the hedge counterparties with respect to 50% of the principal amount of such additional Notes.

BioMarin has been advised by the hedge counterparties that in connection with establishing their initial hedges of the capped call transactions, the hedge counterparties (or their affiliates) expect to enter into various derivative transactions with respect to BioMarin’s common stock concurrently with, and/or purchase shares of BioMarin’s common stock shortly after, the pricing of the relevant Notes. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of the relevant Notes and/or BioMarin’s common stock concurrently with, or shortly after, the pricing of the relevant Notes.

The offering of the Notes has been registered under the Securities Act of 1933, as amended, and for additional information about the Notes, the offering and the capped call transactions, BioMarin refers you to its Registration Statement on Form S-3, which BioMarin filed with the Securities and Exchange Commission on October 7, 2013 and which became immediately effective on the same date. The preliminary prospectus relating to the offering, and the final prospectus when available, may be obtained from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or e-mail dg.prospectus_requests@baml.com; from Goldman, Sachs & Co., 200 West Street, New York, NY 10282, or e-mail prospectus-ny@ny.email.gs.com; from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling (866) 803-9204; or from Morgan Stanley & Co. LLC, 180 Varick Street, New York, NY 10014, Attn: Prospectus Delivery Department, or email prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of the Notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering and sale of the Notes will be made pursuant to the effective shelf registration statement and only by means of the prospectus supplement and the accompanying prospectus.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements related to the anticipated public offering of senior subordinated convertible notes, the expectations of BioMarin to enter into a privately negotiated capped call transaction and statements regarding BioMarin’s intentions regarding the use of proceeds from the offering. These forward-looking statements are based on the current expectations of the management of BioMarin as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results of BioMarin to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, market risks. These and other risks are discussed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, BioMarin’s 2012 Annual Report on Form 10-K, and our periodic reports on Form 10-Q and Form 8-K as well as the risks identified in the registration statement and the final prospectus relating to the offering. Given these uncertainties, you should not place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Naglazyme®, Kuvan® and Firdapse™ are registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

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